Exhibit 99.1

LEAPFROG REPORTS 2012 INCOME FROM OPERATIONS INCREASED 170%

2012 Net Sales Grew 28%

LeapFrog Had the #1 Selling Toys in Both the U.S. and the U.K. in 2012

Digital App Sales Nearly Four Times Prior Year

EMERYVILLE, Calif.—February 6, 2013—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the fourth quarter and full year ended December 31, 2012.

Highlights of full year 2012 results compared to full year 2011 results:

•	Consolidated net sales were up 28%.
•	U.S. segment net sales were up 24%, and international segment net sales were up 38%.
•	Income from operations was up 170%.
•	Income from operations as a percentage of net sales was 11.0%, more than double the prior year.
•	Net income was $86.5 million, up 334%.
•	Net income per diluted share was $1.24, up $0.94.
•	Adjusted EBITDA was $93.1 million, up 89%.[1]
•	Cash and cash equivalents were $120.0 million as of December 31, 2012, up 67% compared to the balance as of December 31, 2011.

“The quality of execution from the LeapFrog team was exceptional this past year. Despite a tough global economy and a declining U.S. toy industry,2 we achieved a third straight year of sales growth and nearly tripled our income from operations, continuing to drive shareholder value,” said John Barbour, Chief Executive Officer.

“Our focus on creating the best children’s educational entertainment platforms and content resulted in our award-winning line of cartridge content becoming the #1 top-selling toy in the U.S. and a Top 10 selling toy in the U.K. in 2012 based on sales according to NPD data.2 In addition, net sales of digital download content from our curated selection of over 475 titles, including LeapFrog-developed content and content from 30 media partners, were nearly four times the prior year as families took advantage of our 24x7 online App Center.

“We had more products in NPD’s list of U.S. 2012 Top 10 selling toys than any other manufacturer, with three of the top four and four of the Top 10.2 In the U.K., we also had two of the Top 10 selling toys.2 We also achieved significant market share growth in all the major markets in which we operate and built solid foundations for more growth in 2013.”

1This non-GAAP financial measure is described below and reconciled to its comparable GAAP measure in the accompanying tables.

2 Source: The NPD Group / Retail Tracking Service.

LeapFrog Enterprises, Inc.

“LeapFrog is in a very exciting position and I am optimistic about our continued growth in 2013,” continued Mr. Barbour. “More and more parents around the world are searching for effective learning solutions to supplement their children’s education. We have 18 years of experience creating the best learning solutions in the market and are uniquely positioned to take advantage of this opportunity.

“I am very excited about the quality of the team we have assembled and developed at LeapFrog over the last two years. I believe our market-leading performance in 2012 is a direct result of our world-class talent, our wonderful brand that is loved by millions of families, and the fun and engaging entertainment experiences we create that provide children with life-changing learning.”

Financial Overview for the Fourth Quarter 2012 Compared to the Fourth Quarter 2011

Fourth quarter 2012 net sales were $244.7 million, up 16% compared to $210.2 million last year, and were not materially impacted by changes in currency exchange rates. Net sales growth was primarily driven by strong content sales, high consumer demand for the LeapPad learning tablets and accessories, and the introduction of the LeapsterGS game system. In the U.S. segment, net sales were $177.8 million, up 11% compared to $160.6 million last year. In the International segment, net sales were $67.0 million, up 35% compared to $49.6 million last year, and included a 2% positive impact from changes in currency exchange rates.

Income from operations for the fourth quarter was $43.2 million, up 28% compared to $33.7 million reported a year ago. Income from operations as a percentage of net sales was 17.7%, up 170 basis points compared to 16.0% a year ago.

Net income for the fourth quarter was $62.3 million, up 90% compared to $32.8 million a year ago. Net income per diluted share was $0.89, up 82% compared to $0.49 a year ago. Net income in the fourth quarter of 2012 included a tax benefit of $20.3 million, or $0.29 per diluted share, as a result of recording the expected tax benefit of a portion of the company’s past accumulated net operating losses due to improved historical results and future prospects.

Adjusted EBITDA for the fourth quarter was $50.4 million, up 24% compared to $40.7 million a year ago.

Financial Overview for the Full Year 2012 Compared to the Full Year 2011

Full year 2012 net sales were $581.3 million, up 28% compared to $455.1 million last year, and were not materially impacted by changes in currency exchange rates. Net sales growth was primarily driven by strong content sales, high consumer demand for the LeapPad learning tablets and accessories, and the introduction of the LeapsterGS game system. In the U.S. segment, net sales were $424.8 million, up 24% compared to $342.0 million last year. In the International segment, net sales were $156.5 million, up 38% compared to $113.1 million last year, and included a 1% negative impact from changes in currency exchange rates.

Income from operations was $64.1 million in 2012, up $40.4 million or 170% compared to 2011. Income from operations as a percentage of net sales was 11.0%, up 112%, or 580 basis points, compared to 5.2% a year ago.

LeapFrog Enterprises, Inc.

Net income was $86.5 million in 2012, more than four times the net income of $19.9 million in 2011. Net income per diluted share was $1.24, more than four times the net income per share of $0.30 in 2011. Net income in 2012 included a tax benefit of $20.3 million, or $0.29 per diluted share, as a result of recording the expected tax benefit of a portion of the company’s past accumulated net operating losses due to improved historical results and future prospects. Net income in 2012 also included a $6.4 million, or $0.09 per diluted share, tax benefit due to expiring statute of limitations.

Adjusted EBITDA for the full year was $93.1 million, up 89% compared to $49.3 million a year ago.

“We delivered a terrific performance in 2012 with strong sales, earnings, and cash growth,” said Ray Arthur, Chief Financial Officer. “Consumer demand for our educational entertainment was robust, resulting in good consumer sell-through and healthy year-end retail inventory levels. Our balance sheet also improved with inventory and receivables balances growing at a lower rate than our net sales growth, and our accounts payable balance actually declining. Working capital improved by 42%, allowing us to self-fund our operations without accessing our asset-based credit line.”

Guidance

“We are excited about our market-leading portfolio and new product launches for 2013, including a new learn-to-read system, new iPhone and iPad app activity products and new LeapPad tablets,” stated Mr. Arthur. “As a result, despite a global economy that remains sluggish and a U.S. toy industry that declined in 2012,2 we plan to continue to grow our business at a pace significantly ahead of the market and expect net sales to increase at a high single-digit percentage growth rate. Like 2012, we will be prepared to chase upside whenever possible.

“To support our market-leading growth and our ongoing business transformation, we plan to make long-term investments in content, international expansion, online communities, systems and new platforms. Even with this investment for the future, we expect our operating margin as a percentage of net sales to remain consistent with 2012.

“Additional guidance will be provided at a later date when we have more clarity regarding our book tax accounting position. The ultimate outcome of our book tax accounting position will have no impact on cash taxes paid. We do not expect to pay any significant amount of U.S. federal taxes in the next several years.”3

First quarter 2013 guidance is as follows:

We expect:

•	Net sales to increase by about 10% compared to the first quarter of 2012.
•	Net loss per share to be in the range of $0.07 to $0.09, which includes a tax benefit at a 37.5% effective tax rate, compared to a net loss per share of $0.14 in the first quarter of 2012. First quarter 2012 results did not include a net tax benefit related to the period operating loss.

3 Tax Note: In 2006 and subsequent years, the company recorded reserves against its deferred tax assets (DTA). In 2012, a portion, $20.3 million, or $0.29 per diluted share, of these reserves was released. As a result, in 2013, the company will report (for book purposes) tax expense or benefit at an effective tax rate of 37.5%. In addition, the company has reserves against its DTA of approximately $70 million at year-end 2012. The company will reevaluate the need for these remaining reserves during the second half of 2013.

LeapFrog Enterprises, Inc.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full year 2012 financial results on February 6, 2013, at 2:00 p.m. Pacific Standard Time (5:00 p.m. Eastern Standard Time). The conference call will be webcast live and can be accessed at LeapFrog's investor relations web site at www.leapfroginvestor.com. An archive of the webcast will be available on the web site approximately three hours after completion of the call. In addition, more information about LeapFrog, including this press release and other financial and investor information, is also available on the investor relations web site.

To participate in the call, please dial (706) 634-0183 and request conference ID 88607415. A telephonic replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 88607415.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at www.leapfrog.com.

TM & © 2013 LeapFrog Enterprises, Inc. All rights reserved.

Use of Non-GAAP Financial Information

This press release includes a non-GAAP financial measure, specifically adjusted EBITDA which is defined as earnings (or net income) before interest, income taxes, depreciation and amortization, other expenses (income), and stock-based compensation. As required by SEC rules, we have provided an attached schedule with a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income.

Management believes that adjusted EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net income or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated financial results. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, deterioration of global economic conditions, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our reliance on a small group of retailers for the majority of our gross sales, our dependence on our suppliers for our components and raw materials, the seasonality of our business, our growing focus on online products and services, system failures in our online services or web store, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to compete effectively with competitors, our ability to maintain or acquire licenses, third parties who claim we are infringing on their intellectual property rights, errors or defects in our products, privacy concerns about our Internet-connected products, the sufficiency of our liquidity, the risk associated with international operations, continued compliance and associated costs with and/or changes in laws and regulations, negative political developments, natural disasters, armed hostilities, terrorism, labor strikes or public health issues, the loss of members of our executive management team, continued ownership by a few stockholders of a significant percentage of voting power in us, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2011 annual report on Form 10-K filed on February 29, 2012.  All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors: Media:

Investors:	Media:

Karen Sansot, CFA	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$244,726	$210,210	$581,288	$455,140
Cost of sales	135,370	116,603	336,344	268,988
Gross profit	109,356	93,607	244,944	186,152

Operating expenses:
Selling, general and administrative	24,441	21,972	89,599	77,984
Research and development	9,725	9,136	36,627	33,784
Advertising	29,091	25,909	43,023	39,526
Depreciation and amortization	2,878	2,900	11,629	11,161
Total operating expenses	66,135	59,917	180,878	162,455
Income from operations	43,221	33,690	64,066	23,697

Other income (expense):
Interest income	15	32	241	136
Interest expense	(1)	(157)	(50)	(259)
Other, net	(295)	(334)	(2,309)	(4,809)
Total other expense, net	(281)	(459)	(2,118)	(4,932)
Income before income taxes	42,940	33,231	61,948	18,765
(Benefit from) provision for income taxes	(19,341)	421	(24,504)	(1,137)
Net income	$62,281	$32,810	$86,452	$19,902

Net income per share:
Class A and B - basic	$0.92	$0.50	$1.29	$0.30
Class A and B - diluted	$0.89	$0.49	$1.24	$0.30

Weighted-average shares used to calculate net income per share:
Class A and B - basic	67,656	65,888	67,100	65,406
Class A and B - diluted	69,831	66,711	69,720	66,332

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$120,000	$71,863
Accounts receivable, net of allowances for doubtful accounts of $292 and $659, respectively	180,043	157,418
Inventories	40,311	34,288
Prepaid expenses and other current assets	8,353	8,078
Deferred income taxes	9,315	983
Total current assets	358,022	272,630
Long-term investments	-	2,681
Deferred income taxes	13,269	1,311
Property and equipment, net	23,723	17,881
Capitalized product costs, net	12,109	12,511
Goodwill	19,549	19,549
Other intangible assets, net	950	3,350
Other assets	1,283	1,119
Total assets	$428,905	$331,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,617	$34,629
Accrued liabilities	51,353	42,544
Deferred revenue	8,516	7,836
Income taxes payable	493	377
Total current liabilities	91,979	85,386
Long-term deferred income taxes	3,759	3,542
Other long-term liabilities	3,224	9,360
Total liabilities	98,962	98,288
Commitments and contingencies
Stockholders' equity:
Class A Common Stock, par value $0.0001;
Authorized - 139,500 shares; Outstanding: 61,970 and 54,923, respectively	6	6
Class B Common Stock, par value $0.0001;
Authorized - 40,500 shares; Outstanding: 5,715 and 11,113, respectively	1	1
Treasury stock	(185)	(185)
Additional paid-in capital	405,078	395,627
Accumulated other comprehensive income (loss)	1,071	(225)
Accumulated deficit	(76,028)	(162,480)
Total stockholders’ equity	329,943	232,744
Total liabilities and stockholders’ equity	$428,905	$331,032

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating activities:
Net income	$62,281	$32,810	$86,452	$19,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,211	5,485	22,082	19,995
Deferred income taxes	(20,285)	260	(20,047)	716
Stock-based compensation expense	1,925	1,498	6,991	5,562
Loss on sale of long-term investments, net of tax	-	-	91	-
Loss on disposal of long-term assets	-	6	2	14
Allowance for doubtful accounts	(331)	245	3,040	417
Other changes in operating assets and liabilities:
Accounts receivable, net	(9,346)	(21,612)	(24,839)	(481)
Inventories	74,422	36,012	(5,727)	13,006
Prepaid expenses and other current assets	1,170	(5)	(197)	214
Other assets	249	722	(165)	667
Accounts payable	(50,573)	(23,175)	(3,119)	3,293
Accrued liabilities and deferred revenue	14,116	17,453	9,311	9,043
Other long-term liabilities	503	(106)	(6,135)	(2,396)
Income taxes payable	79	4	116	210
Net cash provided by operating activities	79,421	49,597	67,856	70,162
Investing activities:
Purchases of property and equipment	(5,925)	(2,363)	(16,321)	(11,732)
Capitalization of product costs	(3,170)	(1,803)	(8,793)	(8,122)
Disposal of property and equipment	-	-	-	67
Sale of investments	-	-	2,500	-
Other	-	-	-	(65)
Net cash used in investing activities	(9,095)	(4,166)	(22,614)	(19,852)
Financing activities:
Proceeds from stock option exercises and employee stock purchase plan	215	980	4,222	3,029
Net cash paid for payroll taxes on restricted stock unit releases	(249)	(80)	(1,762)	(797)
Borrowing on line of credit	-	35,000	-	35,000
Payment on line of credit	-	(35,000)	-	(35,000)
Net cash (used in) provided by financing activities	(34)	900	2,460	2,232
Effect of exchange rate changes on cash	281	(131)	435	(158)
Net change in cash and cash equivalents	70,573	46,200	48,137	52,384
Cash and cash equivalents, beginning of period	49,427	25,663	71,863	19,479
Cash and cash equivalents, end of period	$120,000	$71,863	$120,000	$71,863

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$(250)	$(137)	$(1,221)	$(412)

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$244,726	$210,210	$581,288	$455,140
Cost of sales (1)	135,370	116,603	336,344	268,988
Gross profit	109,356	93,607	244,944	186,152

Operating expenses: (2) (3)
Selling, general and administrative	24,441	21,972	89,599	77,984
Research and development	9,725	9,136	36,627	33,784
Advertising	29,091	25,909	43,023	39,526
Depreciation and amortization	2,878	2,900	11,629	11,161
Total operating expenses	66,135	59,917	180,878	162,455
Income from operations	43,221	33,690	64,066	23,697

Other income (expense):
Interest income	15	32	241	136
Interest expense	(1)	(157)	(50)	(259)
Other, net	(295)	(334)	(2,309)	(4,809)
Total other expense, net	(281)	(459)	(2,118)	(4,932)
Income before income taxes	42,940	33,231	61,948	18,765
(Benefit from) provision for income taxes (4)	(19,341)	421	(24,504)	(1,137)
Net income	$62,281	$32,810	$86,452	$19,902

(1)	Includes depreciation and amortization	2,335	2,585	10,455	8,834

(2)	Includes stock-based compensation as follows:
	Selling, general and administrative	1,732	1,392	6,170	4,877
	Research and development	193	106	821	685

(3)	Includes severance costs as follows:
	Selling, general and administrative	570	7	836	2,429
	Research and development	-	-	208	22

(4)	Includes release of valuation allowances	(20,340)	-	(20,340)	-

Segment data:
Net sales:
	U.S. segment	177,766	160,601	424,816	342,050
	International segment	66,960	49,609	156,472	113,090

Income from operations*:
	U.S. segment	26,017	23,313	28,076	5,553
	International segment	17,204	10,377	35,990	18,144

*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

The following table presents a reconciliation of net income, a GAAP measure, to adjusted EBITDA, a non-GAAP measure.

Adjusted EBITDA, a non-GAAP measure, is defined as earnings (or net income) before interest, taxes, depreciation and amortization, other expenses (income), and stock-based compensation.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income - GAAP	$62,281	$32,810	$86,452	$19,902

Interest income	(15)	(32)	(241)	(136)
Interest expense	1	157	50	259
(Benefit from) provision for income taxes	(19,341)	421	(24,504)	(1,137)
Depreciation and amortization	5,213	5,485	22,084	19,995
Other, net	295	334	2,309	4,809
Stock-based compensation	1,925	1,498	6,991	5,562

Adjusted EBITDA - Non-GAAP	$50,359	$40,673	$93,141	$49,254